EXHIBIT C

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF MARCH 30, 2004

                                      AMONG

                       COGENT COMMUNICATIONS GROUP, INC.,

                               DE MERGER SUB, INC.

                                       AND

                              SYMPOSIUM OMEGA, INC.

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

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                                TABLE OF CONTENTS
ARTICLE I. THE MERGER                                                                                                    1

1.1
           The Merger                                                                                                    1
1.2        Closing                                                                                                       1
1.3        Effective Time                                                                                                1
1.4        Effects of the Merger                                                                                         2
1.5        Certificate of Incorporation                                                                                  2
1.6        Bylaws                                                                                                        2
1.7        Officers and Directors of Surviving Corporation                                                               2
1.8        Tax Consequences                                                                                              2


ARTICLE II. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE  CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES                                                                                   2

2.1
           Effect on Capital Stock                                                                                       2

ARTICLE III. REPRESENTATIONS AND WARRANTIES
                                                                                                                         3

3.1
           Representations and Warranties of the Company                                                                 3
3.2        Representations and Warranties of Parent                                                                      4

ARTICLE IV. COVENANTS RELATING TO CONDUCT OF BUSINESS
                                                                                                                         8

4.1
           Covenants of the Company                                                                                      8
4.2        Covenants of Parent and Merger Sub                                                                            8

ARTICLE V. ADDITIONAL AGREEMENTS
                                                                                                                         9

5.1
           Claims for Indemnification                                                                                    9
5.2        Exculpation                                                                                                   9
5.3        Defense of Third-party Claims                                                                                 9
5.4        Survival                                                                                                     10
5.5        Tax and Accounting Treatment                                                                                 10
5.6        Further Assurances                                                                                           10

ARTICLE VI. CONDITIONS PRECEDENT
                                                                                                                        10

6.1
           Conditions to the Obligations of Parent and Merger Sub to Consummate the Merger                              10
6.2        Conditions to the Obligations of the Company                                                                 11


ARTICLE VII. TERMINATION and Liquidated damages
                                                                                                                        12

7.1
           Termination                                                                                                  12
7.2        Effect of Termination                                                                                        12
7.3        Liquidated Damages                                                                                           12


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ARTICLE VIII. GENERAL PROVISIONS
                                                                                                                        12

8.1
           Survival of Representations and Warranties; No Other Representations and Warranties                          12
8.2        Amendment                                                                                                    13
8.3        Extension; Waiver                                                                                            13
8.4        Notices                                                                                                      13
8.5        Interpretation                                                                                               13
8.6        Counterparts                                                                                                 14
8.7        Entire Agreement; Third Party Beneficiaries                                                                  14
8.8        Governing Law                                                                                                14
8.9        Severability                                                                                                 14
8.10       Assignment                                                                                                   14
8.11       Enforcement                                                                                                  14
8.12       Definitions                                                                                                  15
                                       ii

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
                          AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of March 30, 2004 (this "Agreement"), by and among COGENT COMMUNICATIONS GROUP, INC., a Delaware corporation ("Parent"), DE MERGER SUB, INC., a Delaware corporation and a wholly-owned Subsidiary of Parent ("Merger Sub"), and SYMPOSIUM OMEGA, INC., a Delaware corporation (the "Company").
                              W I T N E S S E T H:

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the Merger (as defined below) is in the best interests of their respective stockholders and have approved the Merger upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock, par value $.001 per share, of the Company ("Company Common Stock"), will be converted into the right to receive one share of Series J Participating Convertible Preferred Stock, par value $.001 per share, of Parent (the "Series J Preferred Stock");

        WHEREAS, in order to effectuate the foregoing, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), will merge with and into the Company (the "Merger");

        WHEREAS, the Company intends to acquire substantially all of the Carrier One International assets from GLH GmbH used in its business (the "Acquisition");

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

        WHEREAS, for United States Federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.
                                   THE MERGER

        1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Section 251 of the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined below). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") in accordance with the DGCL.

        1.2 CLOSING. The closing of the Merger (the "Closing") will take place on the date all the conditions set forth in Article IV of this Agreement have been satisfied or waived, or if not, as soon as practicable after satisfaction or waiver (as permitted by this Agreement and applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins LLP, 555 11th Street N.W., Washington, D.C., unless another place is agreed to in writing by the parties hereto.

        1.3 EFFECTIVE TIME. Upon the Closing, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the

"Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State and the applicable Series J Preferred Stock shall have been issued to the holders of the Company Common Stock, or at such other time as the parties may agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in Section 259 of the DGCL.

        1.5 CERTIFICATE OF INCORPORATION. The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, provided that such certificate of incorporation shall be amended to reflect "Symposium Omega, Inc." as the name of the Surviving Corporation.

        1.6 BYLAWS. The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

        1.7 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The officers and directors of Merger Sub shall be the officers and directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be an officer or director or until their respective successors are duly elected and qualified, as the case may be.

        1.8 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger qualify as a reorganization described in Section 368(a) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3 of the United States Income Tax Regulations.
                                   ARTICLE II.
          EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

        2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub:

          (a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company or by a wholly owned subsidiary of the Company and each share of Company Common Stock that is owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no Series J Preferred Stock or other consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall automatically be converted into the right to receive one fully paid and nonassessable share of Series J Preferred Stock. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive upon the surrender of such certificates, certificates representing the shares of Series J Preferred Stock.


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                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

        3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Merger Sub as follows:

          (a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

          (b) Authorization. The Company has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c) Capitalization. The authorized capital stock of the Company consists, or will consist, immediately prior to the Closing, of 3,891 shares of Common Stock, of which 3,891 shares are issued and outstanding. All of the issued and outstanding shares of the Company's Common Stock were validly issued and are fully paid and nonassessable.

          (d) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company or any of its subsidiaries, and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

          (e) There are no agreements, written or oral, between the Company and any holder of its capital stock, or among any holders of its capital stock, relating to the acquisition (including without limitation rights of first refusal or preemptive rights), disposition, registration under the Securities Act of 1933, as amended (the "Securities Act"), or voting of the capital stock of the Company.

          (f) Subsidiaries. At the Closing, the Company will be the holder of 100% of the authorized equity capital of Cogent Communications Deutschland GmbH ("Company Sub"). Except for its interest in Company Sub, the Company does not own or control, directly or indirectly, any interest in any other corporation, association, or other business entity.

          (g) Corporate Documents. The Certificate and Bylaws of the Company are in the form provided to counsel for the stockholders of the Company.



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
        3.2 REPRESENTATIONS AND WARRANTIES OF PARENT. Except as set forth in the Parent Disclosure Schedule delivered by Parent to the Company at or prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent represents and warrants to the Company as follows:

          (a) Organization, Good Standing and Qualification. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of Delaware and each has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.

          (b) Authorization. Each of Parent and Merger Sub has all requisite corporate power and corporate authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, including, without limitation, the filing of the Certificate of Designation, as defined herein, by Parent and the issuance of the Series J Preferred Stock have been, and immediately before the date that the Series J Preferred Stock become convertible the reservation for issuance of all Conversion Shares (as defined below) issuable upon conversion of the Series J Preferred Stock will have been, duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no further consent or authorization is required by Parent or Merger Sub or their respective boards of directors or stockholders. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c) Parent Capitalization.

               (i) Immediately prior to the Closing and without giving effect to the Merger the Parent will have a total authorized capitalization consisting of:

                    (A) 395,000,000 shares of common stock, par value $.001 (the
               "Common Stock") of which (a) 14,300,575 shares are issued and outstanding, (b) 1,490,000 shares remain reserved for issuance pursuant to stock purchase, stock grant or stock option arrangements for employees, directors or consultants of the Parent, (c) 1,791,051 shares remain reserved for issuance to holders of shares of the common stock of Allied Riser, (d) 155,809 shares remain reserved for issuance pursuant to warrants granted in connection with certain agreements between Allied Riser and certain landlords relating to building access rights,
               (e) 68,199,901 shares are reserved for issuance upon conversion of the Series F Participating Convertible Preferred Stock of Parent (the "Series F Preferred Stock"), (f) 254,947,501 shares are reserved for issuance upon conversion of the Series G Participating Convertible Preferred Stock of Parent (the "Series G Preferred Stock"), and (g) 41,539,253 shares are reserved for issuance upon conversion of the Series H Participating Convertible Preferred Stock of Parent (the "Series H Preferred Stock").

                    (B) 120,000 shares of the Parent's preferred stock, $.001
               par value per share (the "Preferred Stock"), of which (a) 13,999 shares are authorized but unissued Preferred Stock, (b) 11,000 shares are designated as Series F Preferred Stock, all of which are issued and outstanding, (c) 41,030 shares are designated as Series G Preferred Stock, all of which are issued and outstanding, (d) 54,001 shares are designated as Series H Preferred Stock, of which 53,721 shares are issued and outstanding, (e) 3,000 shares are designated as Series I Participating Convertible Preferred Stock (the "Series I Preferred Stock"), of which 2,575 shares are issued and outstanding, and (f) 3,891 shares are designated as Series J Preferred Stock, of which 0 shares are issued and outstanding.


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
               (ii) All the outstanding shares of capital stock of the Parent have been duly authorized, and are validly issued, fully paid and non-assessable and were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Series J Preferred Stock, when issued and delivered in accordance with the terms hereof, will be (i) duly authorized, validly issued, fully-paid and non-assessable, (ii) free from all taxes, liens and charges with respect to the issuance thereof and (iii) entitled to the rights and preferences set forth in the Certificate of Designation. Such shares of Common Stock issuable upon conversion of the Series J Preferred Stock, when issued and delivered upon conversion of any of the Series J Preferred Stock (the "Conversion Shares"), will be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Immediately before the date that the Series J Preferred Stock become convertible, there shall have been reserved, free of preemptive rights and other preferential rights, a sufficient number of authorized but unissued shares of Common Stock to satisfy the conversion rights of the holders of the Series J Preferred Stock.

               (iii) No options, warrants, subscriptions, convertible securities, phantom stock, stock appreciation rights or other rights (contingent or otherwise) of any nature to acquire from the Parent shares of capital stock or other securities are authorized, issued or outstanding, nor is the Parent obligated in any other manner to issue shares of its capital stock or other securities except as contemplated by this Agreement. There are no restrictions on the transfer of shares of capital stock of the Parent other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement, the Parent's Second Amended and Restated Stockholders Agreement (the "Existing Stockholders Agreement") and the Parent's Third Amended and Restated Registration Rights Agreement (the "Existing Registration Rights Agreement").

          (d) No Conflicts.

               (i) The execution, delivery and performance of this Agreement by Parent and the Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not:

                    (A) result in a violation of the certificate of
               incorporation or bylaws of either Parent or Merger Sub;

                    (B) conflict with, or constitute a default (or an event
               which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or incremental, additional or varied rights under, any material agreement, indenture or instrument (including, without limitation, any stock option, employee stock purchase or similar plan or any employment or similar agreement) to which Parent, Merger Sub or any Subsidiary of Parent is a party (including, without limitation, triggering the application of any change of control or similar provision (whether "single trigger" or "double trigger"), any right of redemption or conversion or any anti-dilution provision or similar rights);

                    (C) result in the creation or imposition of any lien,
               encumbrance, claim, security interest or restriction whatsoever upon any of the material properties or assets of Parent, Merger Sub or any Subsidiary of Parent other than a lien on the stock of Merger Sub pursuant to Parent's secured credit facility with Cisco Credit Corporation; or

                    (D) result in a violation of any law, rule, regulation,
               order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the American Stock Exchange) applicable to Parent, Merger Sub or any Subsidiary of Parent or by which any property or asset of Parent, Merger Sub or any Subsidiary of Parent is bound or affected.

               (ii) Except for the filing of the Certificate of Designation with the Secretary of State of the State of Delaware, neither Parent nor Merger Sub is required to obtain any consent, authorization or order of, or make any filing or registration with, any foreign, federal, state or local government or governmental agency, department, or body in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof.

          (e) Legal Proceedings. Except as disclosed in the SEC Filings (as defined below), there is no material legal or governmental proceeding pending or, to the knowledge of Parent, threatened or contemplated to which Parent is or may be a party or of which the business or property of Parent is or may be subject.

          (f) No Violations. Except as disclosed in the SEC Filings, Parent is not in violation of its certificate of incorporation or its by-laws, in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to Parent, which violation, individually or in the aggregate, would have a material adverse effect on the business or financial condition of Parent, or in default in any material respect in the performance of any obligation, agreement or condition contained in any material bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other agreement or instrument to which Parent is a party or by which Parent is bound or by which the properties of Parent are bound or affected.

          (g) Governmental Permits, Etc. Except as disclosed in the SEC Filings, Parent has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department, or body that are currently necessary for the operation of the business of Parent as currently conducted, the absence of which would have a material adverse effect on the business or operations of Parent.

          (h) Financial Statements. Except as disclosed in the SEC Filings, the financial statements of Parent and the related notes, provided to the Company by Parent (the "Financial Statements"), present fairly the financial position of Parent as of the dates indicated therein and its results of operations and cash flows for the periods therein specified. The Financial Statements (including the related notes) have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods therein specified. The Financial Statements are identical in all material respects to the financial statements that will be contained in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

          (i) Additional Information.

               (i) Parent has filed in a timely manner all documents that Parent was required to file (i) under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) under the Securities Act, as of the date hereof. The following documents (including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference) (collectively, the "SEC Filings") complied in all material respects with the requirements of the Exchange Act as of their respective filing dates, and the information contained therein was true and correct in all material respects as of the date of such documents, and each of the following documents as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading:


                                       6
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                    (A) Parent's Quarterly Report on Form 10-Q for the fiscal
               quarter ended September 30, 2003; and

                    (B) all other documents, if any, filed by Parent with the
               Securities and Exchange Commission (the "SEC") since the filing of the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 pursuant to the reporting requirements of the Exchange Act.

               (ii) As of their respective dates, the financial statements of Parent included in the SEC Filings complied as to form (and will comply as to form) in all material respects with U.S. generally accepted accounting principles ("GAAP") and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements or as otherwise, in each case, may be permitted by the SEC on Form 10-Q under the Exchange Act) and fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Ernst & Young LLP, which has examined certain of such financial statements, is an independent certified public accounting firm within the meaning of the Securities Act.

               (iii) Since September 30, 2003, except as specified in the SEC Filings, Parent has not incurred or suffered any liability or obligation, matured or unmatured, contingent or otherwise, except in the ordinary course of business and except any such liability or obligation that has not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or financial condition of Parent. Without limiting the foregoing, except as specified in the SEC Filings, Parent has no material liabilities or obligations that would reasonably be expected to be disclosed in order to comply with Section 13(j) of the Exchange Act or any proposed rules promulgated by the SEC thereunder, including the rules regarding contractual commitments and contingent liabilities and commitments proposed in SEC Release No. 33-8144; 34-46767.

          (j) No General Solicitation. Neither Parent, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Series J Preferred Stock.

          (k) No Integrated Offering. Neither Parent, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Series J Preferred Stock under the Securities Act or cause this offering of the Series J Preferred Stock to be integrated with prior offerings by Parent for purposes of the Securities Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the American Stock Exchange, nor will Parent or any of its subsidiaries take any action or steps that would require registration of the Series J Preferred Stock under the Securities Act or cause the offering of the Series J Preferred Stock to be integrated with other offerings.

          (l) Internal Accounting Controls. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability, (iii) access to assets or incurrence of liability is permitted only in accordance with management's general or specific authorization and (iv) the reported accountability for its assets is compared with existing assets at reasonable intervals.


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
          (m) Private Placement. The offer, sale and issuance of the Series J Preferred Stock as contemplated by this Agreement is exempt from the registration requirements of the Securities Act and all applicable state securities laws.

          (o) Merger Sub Business Activities. Merger Sub is not a party to any material agreements and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the Merger. Merger Sub has no Subsidiaries.

          (p) Corporate Documents. The Certificate and Bylaws of the Parent are in the form provided to counsel for the stockholders of the Company.

          (q) Tax Treatment. The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                   ARTICLE IV.
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

        4.1 COVENANTS OF THE COMPANY. The Company agrees and covenants to use its best efforts to cause the consummation of the Merger and further agrees and covenants not to take any action that is inconsistent with its obligations under this Agreement in any material respect that could reasonably be expected to hinder or delay the consummation of the Merger.

        4.2    COVENANTS OF PARENT AND MERGER SUB.

          (a) Certificate of Designation. Prior to the Closing, the Parent shall file with the Secretary of State of the State of Delaware a certificate of designation in the form set forth on Exhibit A hereto setting forth the rights and preferences of the holders of Series J Preferred Stock (the "Certificate of Designation").

          (b) Other Actions. Parent and Merger Sub agree and covenant to use their best efforts to cause the consummation of the Merger and further agree and covenant not to take any action that is inconsistent with their obligations under this Agreement in any material respect that could reasonably be expected to hinder or delay the consummation of the Merger.

          (c) Reservation of Conversion Shares. From and after the Closing and for so long as any shares of Series J Preferred Stock are outstanding, Parent covenants and agrees to continue to reserve, free of preemptive rights and other preferential rights, a sufficient number of its previously authorized but unissued shares of its Common Stock to satisfy the rights of conversion of the holders of the Series J Preferred Stock.

          (d) Additional Post-Closing Covenants. Parent and Merger Sub shall use their respective best endeavors to procure, as promptly as possible after Closing, that the certificate of incorporation of Parent be amended to amend the terms of each sub-series of Parent's Series G Participating Convertible Preferred Stock and Parent's Series H Participating Convertible Preferred Stock to provide that the issuance of the Series I Preferred Stock and the Series J Preferred Stock or the conversion of such shares into Common Stock shall not be deemed an issuance of "Additional Shares of Common Stock" or otherwise result in a change in the Conversion Price of such preferred stock as that term is defined in the respective Certificates of Designations, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions (the "Carve-out Amendment").

                                   ARTICLE V.
                              ADDITIONAL AGREEMENTS

        5.1    CLAIMS FOR INDEMNIFICATION.

          (a) Parent shall indemnify and hold harmless, prior to the Merger, each holder of Company Common Stock, and following the Merger, each holder of Series J Preferred Stock, and such holder's respective officers, directors, employees, agents, partners, representatives, subsidiaries, affiliates and permitted successors and assigns from and against, and promptly reimburse for, any and all loss, diminution in value, damage, cost, expense (including court costs and reasonable attorneys' fees and costs of investigation), fine, penalty, suit, action, claim, deficiency, liability or obligation (collectively, "Losses") caused by or arising from
     (i) any breach by Parent or Merger Sub of any representation, warranty or other provision set forth in this Agreement, (ii) any and all claims of third parties made based upon facts alleged that, if true, would constitute any breach set forth in clause (i) above, or (iii) any claims by third parties relating to the Acquisition or the Merger.

          (b) The representations, warranties, covenants and agreements contained in this Agreement shall not be affected by any party hereto or by anyone on behalf of any such party: (i) investigating, verifying or examining any matters with respect to Parent or Merger Sub or the transactions contemplated hereby; (ii) having the opportunity to investigate, verify or examine any matters related to Parent or Merger Sub or the transactions contemplated hereby; or (iii) failing to determine or discover any facts which were determinable or discoverable by any such party. All rights contained in this Agreement are cumulative and are in addition to all other rights and remedies that are otherwise available pursuant to the terms of this Agreement or applicable law.

        5.2 EXCULPATION. Parent and Merger Sub agree with the Company that each of Parent and Merger Sub and their agents, advisors, assigns, and successors, as applicable, fully and generally agree to waive, release, remise, acquit, and discharge prior to the Merger, each holder of Company Common Stock and after the Merger, each holder of Series J Preferred Stock and each of their affiliates and their respective present or former officers, directors, partners, joint ventures and successors and assigns (collectively, the "Releasees") and covenant not to sue or otherwise institute or cause to be instituted or in any way participate in (except at the request of the applicable Releasee) any legal or other proceedings or actions against any Releasee with respect to any matter whatsoever arising out of or relating to this Agreement, including, but not limited to any and all liabilities, claims, demands, contracts, debts, obligations, and causes of action of every nature, kind and description, in law, equity, or otherwise, whether or not now known or ascertained, which heretofore do, or hereafter may, exist. This Section 5.2 shall not apply to any fraudulent act by a Releasee or with respect to a breach of any representation, warranty or other provision of the Company set forth in this Agreement.

        5.3 DEFENSE OF THIRD-PARTY CLAIMS. With respect to each third-party claim subject to Section 5.1 (a "Third-party Claim"), the party seeking indemnification (the "Indemnified Party") shall give prompt notice to Parent of the Third-party Claim, provided that failure to give such notice promptly shall not relieve or limit the obligations of Parent except to the extent Parent is prejudiced thereby. Parent, at its sole cost and expense, may, upon notice of the Third-party Claim, assume the defense of the Third-party Claim. If it assumes the defense of a Third-party Claim, then Parent shall select counsel reasonably satisfactory to the Indemnified Party to conduct the defense. Parent shall not consent to a settlement of, or the entry of any judgment arising from, any Third-party Claim, unless (i) the settlement or judgment is solely for money damages and Parent admits in writing its liability to hold the Indemnified Party harmless from and against any losses, damages, expense and liabilities arising out of such settlement or (ii) the Indemnified Party consents thereto, which consent shall not be unreasonably withheld and, in the case of either clause (i) or clause (ii), the settlement contains an unconditional release of the Indemnified Party with respect to the Third-party Claim from each Person asserting such claim and does not contain an admission of fault on the part of the Indemnified Party. Parent shall provide the Indemnified Party with fifteen
(15) days prior notice before it consents to a settlement of, or the entry of a judgment arising from, any Third-party Claim. The Indemnified Party shall be entitled to participate in the defense of any Third-party Claim, the defense of which is assumed by Parent, with its own counsel and at its own expense. With respect to Third-party Claims in which the remedy sought is not solely money damages, (i) Parent shall, upon notice to the Indemnified Party within fifteen
(15) days after Parent receives notice of the Third-party Claim, be entitled to participate in the defense with its own counsel at its own expense and (ii) the Indemnified Party shall not consent to any settlement of, or entry of any judgment arising from, such Third-party Claim unless Parent consents thereto, which consent shall not be unreasonably withheld. If Parent does not elect to assume or participate in the defense of any Third-party Claim in accordance with the terms of this Section, then Parent shall be bound by the results obtained by the Indemnified Party with respect to the Third-party Claim. The parties shall cooperate in the defense of any Third-party Claim and the relevant records of each party shall be made available on a timely and reasonable basis.

        5.4 SURVIVAL. All representations, warranties, covenants and agreements of Parent and the Company contained herein shall survive the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

        5.5 TAX AND ACCOUNTING TREATMENT. Each of Parent, Merger Sub and the Company shall not take any action and shall not fail to take any action which action or failure to act would prevent, or would be likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Amounts paid with respect to indemnity claims under this Agreement or amounts paid pursuant to Section 7.3 of this Agreement shall be increased to the extent of any increase in tax liability that is imposed on the party receiving such amounts (including any increase thereof resulting from the application of this sentence).

        5.6 FURTHER ASSURANCES. In case at any time after the Effective Time any further action is reasonably necessary to carry out the purposes of this Agreement, the proper officers of the Company, Parent and Merger Sub shall take any such reasonably necessary action.

                                   ARTICLE VI.
                              CONDITIONS PRECEDENT

        6.1 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB TO CONSUMMATE THE MERGER. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction or written waiver by Parent, on or before the Closing, of the following conditions:

          (a) The representations and warranties of the Company contained in
     Article III shall be true, complete and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          (b) The Company shall have performed and complied with all covenants agreements contained herein required to be performed or complied with by it prior to or at the Closing.

          (c) The Company shall have obtained all necessary consents of and made all required filings with any governmental authority or agency or third party required to be obtained prior to the Closing under applicable law and relating to the Merger.

          (d) The Company shall have delivered to Parent (1) resolutions approved by the Board of Directors of the Company authorizing the Merger and in full force and effect at the time of Closing, (2) resolutions approved by the Company's stockholders approving the Merger and in full force and effect at the time of Closing, and (3) a good standing certificate with respect to the Company from the Secretary of State of the State of Delaware dated a recent date before the Closing.

          (e) No temporary restraining order, preliminary or permanent injunctions or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality seeking any of the foregoing be pending.

        6.2 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction, on or before the Closing, of the following conditions:

          (a) The representations and warranties of Parent and Merger Sub contained in Article III shall be true, complete and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          (b) The rights, obligations and interest of Parent in and under the binding term sheet between GLH GmbH and Parent, attached hereto as Exhibit B (the "Term Sheet"), shall have been validly and effectively assigned and transferred to the Company.

          (c) Parent and Merger Sub shall have performed and complied with all covenants and agreements contained herein required to be performed or complied with by them prior to or at the Closing.

          (d) Parent and certain of its stockholders shall have executed and delivered (i) the Third Amended and Restated Stockholders Agreement in form and substance substantially similar to the Existing Stockholders Agreement other than the addition of the holders of the Parent's Series I Preferred Stock and Series J Preferred Stock as parties thereto and the addition of a director of Parent to be designated by BNP Europe Telecom & Media Fund II, LP and (ii) the Fourth Amended and Restated Registration Rights Agreement in form and substance substantially similar to the Existing Registration Rights Agreement other than the addition of the holders of the Parent's Series I Preferred Stock and Series J Preferred Stock as parties thereto.

          (e) Parent and Merger Sub, as the case may be, shall have obtained all necessary consents of and made all required filings with any governmental authority or agency or third party required to be obtained prior to the Closing under applicable law and relating to the consummation of the Merger and the other transactions contemplated hereby.

          (f) The stockholders of Parent shall have approved the Carve-out Amendment.

          (g) Parent shall have delivered to the Company (1) a copy of the Certificate of Designation, certified by the Secretary of State of the State of Delaware, (2) resolutions approved by the Board of Directors of Parent and Merger Sub authorizing the Merger and in full force and effect at the time of Closing, and (3) good standing certificates with respect to Parent and Merger Sub from the Secretary of State of the State of Delaware dated a recent date before the Closing.

          (h) No temporary restraining order, preliminary or permanent injunctions or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the Merger and the other transactions contemplated hereby shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality seeking any of the foregoing be pending.

          (i) Latham & Watkins LLP shall have delivered an opinion regarding the authorization and issuance of the Series J Preferred Stock and certain other matters to the Company and each of the Holders of the Company Common Stock in form and substance reasonably acceptable to such holders.

                                  ARTICLE VII.
                       TERMINATION AND LIQUIDATED DAMAGES

        7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

          (a) By mutual written consent of Parent and the Company;

          (b) By either the Company or Parent by providing written notice to the other if the Merger shall not have been consummated by the date which is 30 days from the date of this Agreement; provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

          (c) By either the Company or Parent by providing written notice to the other if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger (each a "Restraint"), and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to resist, resolve or lift, as applicable, such Restraint and to prevent such Restraint from becoming final and non-appealable.

        7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors. Notwithstanding the foregoing, nothing in this Section 7.2 shall be deemed to release any party from any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement. This Section 7.2 shall survive any termination of this Agreement.

        7.3 LIQUIDATED DAMAGES. If after the Closing, any of the actions referred to in Section 4.2(d) shall not have been accomplished on or before June 30, 2004, Parent shall, upon written demand by a majority of the holders of the Series J Preferred Stock, pay to the holders of the Series J Preferred Stock on a pro rata basis an aggregate of One Million Dollars ($1,000,000) as liquidated damages. The parties agree in advance that actual damages, costs or expenses would be difficult to ascertain and that the liquidated damages provided for hereunder is a fair and equitable amount to reimburse the holders of the Series J Preferred Stock for damages sustained due to Buyer's failure to accomplish the actions referred to in Section 4.2(d) and is not a penalty in either case.

                                  ARTICLE VIII.
                               GENERAL PROVISIONS

        8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; NO OTHER REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent shall survive the Closing. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of the Company, Parent or Merger Sub makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement, the documents and the instruments referred to herein, or the Merger or thereby, notwithstanding the delivery or disclosure to the other party or the other party's representatives of any documentation or other information with respect to any one or more of the foregoing.

        8.2 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of the American Stock Exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.3 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties hereto may otherwise have at law or in equity. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        8.4 NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission with receipt of delivery (one business day after confirmation in the case of transmissions to non-U.S. residents), or sent by registered or certified mail, postage prepaid, return receipt requested, or by internationally recognized overnight courier service (two business days after deposit with such overnight courier service in the case of deliveries to non-U.S. residents), as follows:

          (a) if to Parent or Merger Sub, to:

Cogent Communications Group, Inc.
1015 31st Street
Washington, D.C 20007
Fax: (202) 342-8269
Attn: David Schaeffer

          (b) if to the Company, to:

c/o Cogent Communications Group, Inc.
1015 31st Street
Washington, D.C 20007
Fax: (202) 342-8269
Attn: David Schaeffer

        8.5 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the content requires otherwise. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

        8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

        8.7 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement (including the Schedules and Exhibits) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, except for the provisions of Article 2, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        8.8 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to the laws that might be applicable under conflicts of laws principles.

        8.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Merger are consummated as originally contemplated to the greatest extent possible. Any provision of this Agreement held invalid or unenforceable only in part, degree or certain jurisdictions will remain in full force and effect to the extent not held invalid or unenforceable. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

        8.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        8.11 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

        8.12    DEFINITIONS.    As used in this Agreement:

          (a) "Board of Directors" means the Board of Directors of any specified Person and any properly serving and acting committees thereof.

          (b) "Organizational Documents" means, with respect to any entity, the certificate of incorporation, bylaws or other governing documents of such entity.

          (c) "Person" means an individual, corporation, partnership, limited liability company association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

          (d) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
     (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting and economic interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (e) "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

         IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of March 30, 2004.
                                       COGENT COMMUNICATIONS GROUP, INC.

                                       By:  /s/  DAVID SCHAEFFER
                                       -----------------------------------------
                                       Name:  David Schaeffer
                                       Title: President

                                       DE MERGER SUB, INC.

                                       By:  /s/  DAVID SCHAEFFER
                                       -----------------------------------------
                                       Name:  David Schaeffer
                                       Title: President

                                       SYMPOSIUM OMEGA, INC.

                                       By:  /s/  ROBERT N. BEURY, JR.
                                       -----------------------------------------
                                       Name:  Robert N. Beury, Jr.
                                       Title: President


--------------------------------------------------------------------------------
                           PARENT DISCLOSURE SCHEDULE

        Parent has outstanding options to purchase up to 1,600 shares of Common Stock, warrants convertible into 103,776 shares of Common Stock and notes convertible into 21,329 shares of its Common Stock.
--------------------------------------------------------------------------------